CHL Mortgage Pass-Through Trust Resecuritization 2008-2R
Issuing Entity

Final Term Sheet

$50,938,931
(Approximate)

CWMBS, INC.
Depositor

Credit Suisse Securities (USA) LLC
Sponsor and Seller

The Bank of New York
Trustee and Servicer

This free writing prospectus is being delivered to you solely to provide you with information about the offering of the securities referred to in this free writing prospectus and to solicit an offer to purchase the securities, when, as and if issued. Any such offer to purchase made by you will not be accepted and will not constitute a contractual commitment by you to purchase any of the securities until we have accepted your offer to purchase. You may withdraw your offer to purchase securities at any time prior to our acceptance of your offer.

The asset-backed securities referred to in this free writing prospectus are being offered when, as and if issued. In particular, you are advised that asset-backed securities, and the asset pools backing them, are subject to modification or revision (including, among other things, the possibility that one or more classes of securities may be split, combined or eliminated), at any time prior to issuance or availability of a final prospectus. As a result, you may commit to purchase securities that have characteristics that change, and you are advised that all or a portion of the securities may not be issued that have the characteristics described in this free writing prospectus. Any obligation on our part to sell securities to you will be conditioned on the securities having the characteristics described in this free writing prospectus. If that condition is not satisfied, we will notify you, and none of the depositor, the issuing entity or any underwriter will have any obligation to you to deliver all or any portion of the securities which you have committed to purchase, and there will be no liability between us as a consequence of the non-delivery.

THE DEPOSITOR HAS FILED A REGISTRATION STATEMENT (INCLUDING A PROSPECTUS) WITH THE SEC FOR THE OFFERING TO WHICH THIS COMMUNICATION RELATES. BEFORE YOU INVEST, YOU SHOULD READ THE PROSPECTUS IN THAT REGISTRATION STATEMENT AND OTHER DOCUMENTS THE DEPOSITOR HAS FILED WITH THE SEC FOR MORE COMPLETE INFORMATION ABOUT THE ISSUING ENTITY AND THIS OFFERING. YOU MAY GET THESE DOCUMENTS AT NO CHARGE BY VISITING EDGAR ON THE SEC WEB SITE AT WWW.SEC.GOV.

This free writing prospectus does not contain all information that is required to be included in the base prospectus and the prospectus supplement.

The information in this free writing prospectus, if conveyed prior to the time of your commitment to purchase, supersedes any similar prior information contained in any prior free writing prospectus relating to these securities.

FREE WRITING PROSPECTUS DATED FEBRUARY 14, 2008

Resecuritization Pass-Through Certificates, Series 2008-2R
Distributions payable monthly, beginning February 25, 2008
__________________

The issuing entity will issue the following classes of certificates, which are offered pursuant to this free writing prospectus and the accompanying prospectus:

Class	Initial Class Certificate Balance	Pass-Through Rate(1)	Class	Initial Class Certificate Balance	Pass-Through Rate(1)
Class A-1	$ 50,938,831	6.00%	Class A-R	$ 100	6.00%

(1) The classes of certificates offered by this free writing prospectus, together with their initial ratings, are listed in the tables under “Summary — Description of the Certificates” beginning on page 6 of this free writing prospectus.

Summary

●
This summary highlights selected information from this document and does not contain all of the information that you need to consider in making your investment decision. To understand all of the terms of an offering of the certificates, read carefully this entire document.

●
In order to make an investment decision regarding the certificates offered by this free writing prospectus, you must read carefully each of the following documents which are attached as exhibits to this free writing prospectus: (a) the prospectus supplement, dated October 27, 2006, for CHL Mortgage Pass-Through Trust 2006-18, Mortgage Pass-Through Certificates, Series 2006-18 (the “underlying prospectus supplement”), which describes the specific terms of the deposited underlying certificates and (b) the supplement, dated February 14, 2008, to the underlying prospectus supplement (the “supplement”), which provides additional information regarding the deposited underlying certificates and the underlying mortgage loans in the underlying trust.

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Unless otherwise noted, all of the statistical calculations in this free writing prospectus are based on the information in the January 25, 2008 underlying trust monthly statement, which is included in Annex B to the supplement.

●
While this summary contains an overview of certain calculations, cash flow priorities and other information to aid your understanding, you should read carefully the full description of these calculations, cash flow priorities and other information in this free writing prospectus before making any investment decision.

Issuing Entity

CHL Mortgage Pass-Through Trust Resecuritization 2008-2R, a common law trust formed under the laws of the State of New York.

Depositor

CWMBS, Inc., a Delaware corporation, is a limited purpose finance subsidiary of Countrywide Financial Corporation. Its address is 4500 Park Granada, Calabasas, California 91302, and its telephone number is (818) 225-3000.

Sponsor, Underlying Certificate Seller and Underlying Underwriter

Credit Suisse Securities (USA) LLC, a Delaware limited liability company. Its address is 11 Madison Avenue New York, New York 10010.

Significant Obligor

CHL Mortgage Pass-Through Trust 2006-18, a common law trust formed under the laws of the State of New York.

Trustee and Servicer

The Bank of New York

Trust Agreement

The trust agreement among the underlying certificate seller, the depositor and the trustee, under which the issuing entity will be formed.

Closing Date

On or about February 15, 2008.

Offered Certificates

CHL Mortgage Pass-Through Trust Resecuritization 2008-2R will issue two classes of certificates, both of which are being offered by this free writing prospectus and the accompanying prospectus.

Issuing Entity Assets

The assets of CHL Mortgage Pass-Through Trust Resecuritization 2008-2R will consist of ownership interests in the CHL Mortgage Pass-Through Trust 2006-18, Mortgage Pass-Through Certificates, Series 2006-18, Class 2-A-1 Certificates (the “Class 2-A-1 deposited underlying certificates”) and Class 2-A-2 Certificates (the “Class 2-A-2 deposited underlying certificates” and, together with the Class 2-A-1 deposited underlying certificates, the “deposited underlying certificates”) approximately as follows: (i) an approximately 48.64% ownership interest in the Class 2-A-1 deposited underlying certificates and (ii) an approximately 48.64% ownership interest in the Class 2-A-2 deposited underlying certificates, in each case based on the related class certificate balance or notional amount, as applicable, as of the close of business on January 25, 2008. The total principal amount of assets in the issuing entity is approximately $50,938,931. The Class 2-A-2 deposited underlying certificates are notional amount, interest-only certificates that do not have a class certificate balance and are not entitled to distributions in respect of principal.

The Class 2-A-1 deposited underlying certificates also may receive yield supplement amounts from the proceeds of an interest rate corridor contract (the “underlying corridor contract”). However, any amounts received by the issuing entity with respect to such yield supplement amounts will not be available for distributions on any of the offered certificates. Those amounts will be distributed to the underlying certificate seller.

The Underlying Mortgage Loans

The deposited underlying certificates represent senior ownership interests in an underlying trust. The assets of the underlying trust consist of two loan groups of primarily 30-year conventional fixed rate mortgage loans secured by first liens on one-to four-family residential properties. The deposited underlying certificates receive distributions primarily from the cashflow on the underlying mortgage loans in loan group 2.

Description of the Certificates

The issuing entity will issue the following classes of certificates:

Class	Initial Class Certificate Balance	Type	Initial Rating (S&P) (1)	Initial Rating (Fitch) (1)
Class A-1	$ 50,938,831	Senior/Fixed Pass-Through Rate	AAA	AAA
Class A-R	$ 100	Senior/Fixed Pass-Through Rate/Residual	AAA	AAA
__________
(1)
The certificates will not be offered unless they are assigned the indicated ratings by Standard & Poor’s, a division of The McGraw-Hill Companies, Inc. (“S&P”) and Fitch Ratings (“Fitch”). A rating is not a recommendation to buy, sell or hold securities. These ratings may be lowered or withdrawn at any time by either of the rating agencies.

The certificates also will have the following characteristics:

Class	Pass-Through Rate	Interest Accrual Period(1)	Interest Accrual Convention

Class A-1	6.00%	calendar month (2)	30/360 (3)
Class A-R	6.00%	calendar month (2)	30/360 (3)
__________
(1)	The certificates will settle with accrued interest.

(2)	The interest accrual period for any distribution date will be the calendar month before the month of that distribution date.

(3)	Interest will accrue at the rate described in this table on the basis of a 360-day year divided into twelve 30-day months.

Record Date

For the first distribution date, the closing date. For any other distribution date, the last day of the calendar month preceding the month of the distribution date.

Denominations

Class A-1 Certificates:

$25,000 and multiples of $1 in excess thereof.

Class A-R Certificates:

Two certificates of $99.99 and $0.01, respectively.

Registration of Certificates

Class A-1 Certificates:

Book-entry form. Persons acquiring beneficial ownership interests in the Class A-1 Certificates will hold their beneficial interests through The Depository Trust Company.

Class A-R Certificates:

Fully registered certificated form. The Class A-R Certificates will be subject to certain restrictions on transfer as more fully provided for in the trust agreement.

Distribution Dates

Distributions on the deposited underlying certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day. We will make distributions on the offered certificates on the same day. The first distribution on the offered certificates is scheduled for February 25, 2008.

Last Scheduled Distribution Date

The last scheduled distribution date for each class of certificates is the distribution date in December 2036. Since the rate of distributions in reduction of the class certificate balance of each class of certificates will depend on the rate of payment (including prepayments) of the underlying mortgage loans and resultant payments of principal on the Class 2-A-1 deposited underlying certificates, the class certificate balance of any such class could be reduced to zero significantly earlier or later than the last scheduled distribution date.

Interest Distributions

The related interest accrual period, interest accrual convention and pass-through rate for each class of certificates is shown in the table on page 6.

On each distribution date, to the extent interest funds are available from the deposited underlying certificates (excluding any yield supplement amounts received on the Class 2-A-1 deposited underlying certificates), each class of certificates will be entitled to receive:

•	interest accrued at the applicable pass-through rate during the related interest accrual period on the class certificate balance of that class immediately prior to that distribution date; and

•	any interest remaining unpaid from prior distribution dates.

Principal Distributions

On each distribution date, certificateholders will only receive a distribution of principal on their certificates if there is cash available from the Class 2-A-1 deposited underlying certificates on that date for the payment of principal according to the principal distribution rules described in this free writing prospectus.

Amounts Available for Distributions on the Certificates

The amount available for distributions on the certificates on any distribution date will consist of the following (after the applicable amounts described under the next heading are subtracted):

•
available interest funds equal to the aggregate of all previously undistributed amounts received by the trustee on or prior to that distribution date as distributions of interest on the deposited underlying certificates (excluding any yield supplement amounts received on the Class 2-A-1 deposited underlying certificates); and

•
available principal funds equal to the aggregate of all previously undistributed amounts received by the trustee on or prior to that distribution date as distributions of principal on the Class 2-A-1 deposited underlying certificates.

Fees and Expenses

The amounts available for distributions on any distribution date will not include amounts reimbursed to the depositor or taxes payable by the issuing entity, each as described under “Description of the Certificates — Expenses.” The trustee fee and any expenses reimbursable to the trustee will be paid by the underlying certificate seller and will not be an obligation of the issuing entity.

Priority of Distributions

Priority of Distributions Among Certificates

In general, on any distribution date, available funds will be distributed in the following order:

•	from available interest funds, to interest on each class of certificates, pro rata, based on their respective interest distribution amounts;

•	from available principal funds, to principal of the classes of certificates then entitled to receive distributions of principal, in the order set forth below; and

•	from any remaining available amounts, to the Class A-R Certificates.

Principal

On each distribution date, the available principal funds will be distributed as principal to the certificates in the following order:

1.	to the Class A-R Certificates, until its class certificate balance is reduced to zero; and

2.	to the Class A-1 Certificates, until its class certificate balance is reduced to zero.

Allocation of Realized Losses

If any realized losses on the underlying mortgage loans are allocated to the Class 2-A-1 deposited underlying certificates, they will be allocated to the Class A-1 Certificates, until its class certificate balance is reduced to zero.

Credit Enhancement

The issuing entity does not include any credit enhancement mechanism. The only credit enhancement available to the offered certificates consists of the credit enhancement provided to the deposited underlying certificates.

Credit Enhancement of Underlying Issuing Entity

In addition to issuing the deposited underlying certificates, the underlying trust issued seventeen other classes of certificates, including six classes of certificates that are subordinated to the deposited underlying certificates. These classes of underlying subordinated certificates provide credit enhancement for the other classes of certificates issued by the underlying trust, including the deposited underlying certificates as described in the underlying prospectus supplement under the heading “Credit Enhancement—Subordination”. Credit enhancement is generally provided to the deposited underlying certificates by allocation of realized losses to the subordinated certificates issued by the underlying trust until the class certificate balances of such subordinated certificates are reduced to zero.

If any realized losses on the underlying mortgage loans are allocated to the deposited underlying certificates, they will be allocated to the certificates as described under “—Allocation of Realized Losses” above.

Optional Termination of the Underlying Issuing Entity

Although there is no optional termination provision in CHL Mortgage Pass-Through Trust Resecuritization 2008-2R, the master servicer of the mortgage loans held in the underlying trust may terminate the underlying trust on any distribution date on which the aggregate outstanding stated principal balance of the underlying mortgage loans and any real estate owned by the underlying trust is less than or equal to 10% of the aggregate stated principal balance of the underlying mortgage loans as of the cut-off date for the underlying trust. Any termination of the underlying trust will terminate the issuing entity and result in early prepayment of the certificates.

Tax Status

For federal income tax purposes, the issuing entity will consist of one or more REMICS: one or more underlying REMICs (if any) and the master REMIC. The assets of the lowest underlying REMIC in this tiered structure (or the master REMIC if there are no underlying REMICs) will consist of the deposited underlying certificates (excluding the entitlement to any underlying yield supplement amounts received on the Class 2-A-1 deposited underlying certificates) and any other assets designated in the trust agreement. The master REMIC will issue the classes of certificates. The Class A-1 Certificates will represent a regular interest in the master REMIC. The Class A-R Certificates will represent ownership of both the residual interest in the master REMIC and the residual interests in any underlying REMICs.

ERISA Considerations

The Class A-1 Certificates may be purchased by a pension or other benefit plan subject to the Employee Retirement Income Security Act of 1974, as amended, or Section 4975 of the Internal Revenue Code of 1986, as amended, or by an entity investing the assets of such a benefit plan, so long as certain conditions are met.

Legal Investment

Each class of certificates will be “mortgage related securities” for purposes of the Secondary Mortgage Market Enhancement Act of 1984 as long as they are rated in one of the two highest rating categories by at least one nationally recognized statistical rating organization.

Description of the Deposited Underlying Certificates

All of the information contained herein with respect to the Deposited Underlying Certificates (as defined below) is derived from (i) information contained in the prospectus supplement related to the Deposited Underlying Certificates, attached to this free writing prospectus as Exhibit I (the “Underlying Prospectus Supplement”) and (ii) information contained in the supplement to the Underlying Prospectus Supplement, attached to this free writing prospectus as Exhibit II (the “Supplement”), including information obtained from the monthly statement provided by the Underlying Trustee (as defined below) in connection with the January 25, 2008 Underlying Distribution Date (as defined below), which is included in Annex B to the Supplement (the “January 25, 2008 Underlying Trust Monthly Statement”). The Reference Date is January 1, 2008.

Unless otherwise noted, all statistical calculations in this free writing prospectus are based on the information in the January 25, 2008 Underlying Trust Monthly Statement.

The assets of the CHL Mortgage Pass-Through Trust Resecuritization 2008-2R (the “Issuing Entity”) will consist of an approximately 48.64% ownership interest in both the CHL Mortgage Pass-Through Trust 2006-18 (the “Underlying Trust”), Mortgage Pass-Through Certificates, Series 2006-18, Class 2-A-1 Certificates (the “Class 2-A-1 Deposited Underlying Certificates”) and Class 2-A-2 Certificates (the “Class 2-A-2 Deposited Underlying Certificates”). The Class 2-A-1 Deposited Underlying Certificates and the Class 2-A-2 Deposited Underlying Certificates (together, the “Deposited Underlying Certificates”) were issued pursuant to a pooling and servicing agreement, dated as of October 1, 2006 (the “Underlying Agreement”), among CWMBS, Inc., as depositor, Countrywide Home Loans, Inc. (“Countrywide Home Loans”), as a seller, Park Granada, LLC, as a seller, Park Monaco, Inc., as a seller, Park Sienna LLC, as a seller, Countrywide Home Loans Servicing LP, as master servicer, and The Bank of New York, as trustee (in such capacity, the “Underlying Trustee”).

The Deposited Underlying Certificates evidence senior interests in the Underlying Trust created by the Underlying Agreement and were issued together with certain other classes of senior certificates (collectively, the “Underlying Senior Certificates”), certain classes of subordinated certificates (collectively, the “Underlying Subordinated Certificates”), and certain residual interests. The Underlying Trust consists of two loan groups of primarily 30-year conventional fixed rate mortgage loans (the “Underlying Mortgage Loans”) secured by first liens on one- to four-family residential properties. The aggregate outstanding stated principal balance of the Underlying Mortgage Loans (the “Underlying Mortgage Pool Principal Balance”) in the Underlying Trust as of the Reference Date was approximately $453,830,477.

After giving effect to the distributions made on the January 25, 2008 Underlying Distribution Date, the Class 2-A-1 Deposited Underlying Certificates had a Class Certificate Balance of approximately $104,715,888, and the Class 2-A-2 Deposited Underlying Certificate had a notional amount of approximately $104,715,888.

In addition, after giving effect to the distributions made on the January 25, 2008 Underlying Distribution Date, the Underlying Subordinated Certificates had an aggregate Class Certificate Balance of approximately $19,311,658 representing approximately 4.26% of the aggregate Class Certificate Balance of all certificates issued by the Underlying Trust. The Underlying Subordinated Certificates provide credit enhancement for the Underlying Senior Certificates as described in the Underlying Prospectus Supplement under the heading “Credit Enhancement—Subordination”, and are the only credit enhancement for the certificates.

For additional information regarding the Deposited Underlying Certificates, prospective investors should carefully review the Underlying Prospectus Supplement and the Supplement thereto, attached as Exhibits I and II, respectively, to this free writing prospectus.

The Issuing Entity will be entitled to receive all distributions on the Deposited Underlying Certificates due after January 25, 2008.

Underlying Yield Supplement Amounts

The Class 2-A-1 Deposited Underlying Certificates are also entitled to receive yield supplement amounts (the “Underlying Yield Supplement Amounts”) from the proceeds of an underlying interest rate corridor contract (the “Underlying Corridor Contract”). However, any amounts received by the Issuing Entity in respect of Underlying Yield Supplement Amounts will not be available for distribution on any class of certificates.

Any amounts received with respect to the Underlying Yield Supplement Amounts will be deposited into the Yield Supplement Reserve Fund and will be distributed as described under “Description of the Certificates —The Yield Supplement Reserve Fund” in this free writing prospectus.

Description of the Certificates

General

The certificates will be issued pursuant to a trust agreement dated as of January 25, 2008 (the “Trust Agreement”) among the Depositor, the Underlying Certificate Seller and the Trustee. The following sections of this free writing prospectus are summaries of the material terms of the certificates and the Trust Agreement pursuant to which the certificates will be issued. They do not purport to be complete, however, and are subject to, and are qualified in their entirety by reference to, the provisions of the Trust Agreement. When particular provisions or terms used in the Trust Agreement are referred to, the actual provisions (including definitions of terms) are incorporated by reference. We will file a final copy of the Trust Agreement after the Issuing Entity issues the certificates. The certificates represent obligations of the Issuing Entity only and do not represent an interest in or obligation of CWMBS, Inc., the Underlying Certificate Seller or any of their affiliates.

The Resecuritization Pass-Through Certificates, Series 2008-2R, will consist of the Class A-1 and Class A-R Certificates (collectively, the “certificates” or the “offered certificates”). All of the certificates are offered by this free writing prospectus.

The certificates are generally referred to as the following types:

Class	Type
Class A-1 Certificates	Senior/Fixed Pass-Through Rate
Class A-R Certificates	Senior/Fixed Pass-Through Rate/Residual

Calculation of Class Certificate Balance

The “Class Certificate Balance” of any class of certificates as of any Distribution Date is the initial Class Certificate Balance thereof reduced by the sum of:

•	all amounts previously distributed to holders of certificates of such class as payments of principal,

•	the amount of Underlying Realized Losses allocated to such class, as described below under “—Allocation of Realized Losses”, and

•	the pro rata portion of amounts, described below under “—Expenses”, paid on any prior Distribution Date,

and increased by the amount of Subsequent Recoveries (as defined in the Underlying Prospectus Supplement) on the Underlying Mortgage Loans distributed as principal to the Class 2-A-1 Deposited Underlying Certificates (see “The Agreements—Application of Liquidation Proceeds” in the prospectus).

Book-Entry Certificates; Denominations

The Class A-1 Certificates will be issued as book-entry certificates. The Class A-R Certificates will be issued as two certificates in a fully registered certificated form in an aggregate denomination of $100. The book-entry certificates will be issued as one or more certificates that, in the aggregate, will equal the aggregate initial Class Certificate Balance of such class of certificates and which will be held by a depository, initially a nominee of The Depository Trust Company. Beneficial interests in the book-entry certificates will be held indirectly by investors through the book-entry facilities of the depository as described in this free writing prospectus. Investors may hold the beneficial interests in the book-entry certificates in minimum denominations representing an original principal amount of $25,000 and in integral multiples of $1 in excess thereof. The Depositor has been informed by the depository that its nominee will be CEDE & Co. (“CEDE”). Accordingly, CEDE is expected to be the holder of record of the book-entry certificates. Except as described in the prospectus under “Description of the Securities — Book-Entry Registration of Securities,” no beneficial owner acquiring a book-entry certificate will be entitled to receive a physical certificate representing the certificate.

Unless and until definitive certificates are issued, it is anticipated that the only certificateholder of the book-entry certificates will be CEDE, as nominee of the depository. Beneficial owners of the book-entry certificates will not be certificateholders, as that term is used in the Trust Agreement. Beneficial owners are only permitted to exercise the rights of certificateholders indirectly through financial intermediaries and the depository. Monthly and annual reports on the Issuing Entity provided to CEDE, as nominee of the depository, may be made available to beneficial owners upon request, in accordance with the rules, regulations and procedures creating and affecting the depository, and to the financial intermediaries to whose depository accounts the book-entry certificates of the beneficial owners are credited.

For a description of the procedures generally applicable to the book-entry certificates, see “Description of the Securities — Book-Entry Registration of Securities” in the prospectus.

Although The Depository Trust Company has agreed to the foregoing procedures in order to facilitate transfers of certificates among participants of The Depository Trust Company, they are under no obligation to perform or continue to perform such procedures and such procedures may be discontinued at any time.

Distributions on the Deposited Underlying Certificates; Accounts

On or prior to the Closing Date, the Trustee will establish an account (the “Distribution Account”), which will be maintained in trust for the benefit of the certificateholders. The Trustee will deposit or cause to be deposited in the Distribution Account all amounts it receives in respect of the Deposited Underlying Certificates, other than any amounts in respect of Underlying Yield Supplement Amounts. It is expected that distributions on the Deposited Underlying Certificates will be received by the Trustee on each Distribution Date and will then be used to make distributions on that day to certificateholders as described below.

On or prior to the Closing Date, the Trustee will establish an account (the “Yield Supplement Reserve Fund”), which will be maintained in trust for the benefit of the Underlying Certificate Seller. The Trustee will deposit or cause to be deposited in the Yield Supplement Reserve Fund all amounts it receives in respect of the Underlying Yield Supplement Amounts and such amounts will not be available for distribution on any class of certificates.

Investments of Amounts Held in Accounts

Funds on deposit in the Distribution Account and the Yield Supplement Reserve Fund will not be invested.

Expenses

The following table summarizes the related expenses to be paid from the assets of the Issuing Entity and the source of payments for the expenses:

Type / Recipient (1)	Amount	General Purpose	Source (2)	Frequency
REMIC expenses	Expenses incurred in connection with the administration of the REMICs and any taxes owed by the REMICs	Reimbursement of expenses and taxes	Amounts on deposit in the Distribution Account	Time to time

Indemnification expenses / the Depositor	Amounts for which the Depositor is entitled to indemnification (3)	Indemnification	Amounts on deposit in the Distribution Account	Monthly

(1)	Any change to the fees and expenses described in this free writing prospectus would require an amendment to the Trust Agreement.

(2)	The expenses shown in this table are paid prior to distributions on the certificates.

(3)	The Depositor is entitled to indemnification of certain expenses.

Withdrawals From the Distribution Account

The Trustee is permitted from time to time to withdraw funds from the Distribution Account for the following purposes:

•	to make distributions to the certificateholders as described in this free writing prospectus,

•	to reimburse the Depositor for certain expenses and liabilities reimbursable to the Depositor under the Trust Agreement,

•	to pay any expenses incurred in connection with the administration of the REMICs and any taxes imposed on the Issuing Entity,

•	to withdraw any amount deposited in the Distribution Account and not required to be deposited therein, and

•	to clear and terminate the Distribution Account upon termination of the Trust Agreement.

The Yield Supplement Reserve Fund

On the Closing Date, the Depositor will cause the entitlement to the Underlying Yield Supplement Amounts to be assigned to the Yield Supplement Reserve Fund. The Yield Supplement Reserve Fund will not be an asset of any REMIC.

On each Distribution Date, the Trustee will deposit in the Yield Supplement Reserve Fund any Underlying Yield Supplement Amounts received. On each Distribution Date, such amounts received in respect of the Underlying Yield Supplement Amounts will be distributed to the Underlying Certificate Seller as described in the Trust Agreement.

Distributions

Distributions on the Deposited Underlying Certificates are made on the 25th day of each month, or if the 25th day of a month is not a business day, then on the next business day (each, an “Underlying Distribution Date”). Distributions on the certificates will be made on the same day (each, a “Distribution Date”). The first Distribution

Date for the certificates is scheduled for February 25, 2008. Distributions on the certificates will be made on each Distribution Date to the persons in whose names the certificates are registered at the close of business on the related Record Date. The “Record Date” for (x) the first Distribution Date will be the Closing Date and (y) for each other Distribution Date will be the last day of the calendar month preceding the month of the Distribution Date.

Distributions on each Distribution Date will be made by check mailed to the address of the person entitled to it as it appears on the applicable certificate register or, in the case of a certificateholder who holds 100% of a class of certificates or who holds certificates with an aggregate initial certificate balance of $1,000,000 or more and who has so notified the Trustee in writing in accordance with the Trust Agreement, by wire transfer in immediately available funds to the account of the certificateholder at a bank or other depository institution having appropriate wire transfer facilities; provided, however, that the final distribution in retirement of the certificates will be made only upon presentment and surrender of the certificates at the corporate trust office of the Trustee.

Priority of Distributions Among Certificates

As more fully described in this free writing prospectus, distributions of interest on the classes of certificates will be made on each Distribution Date from Available Interest Funds for such Distribution Date. Similarly, distributions of principal on the classes of certificates then entitled to receive distributions of Available Principal Funds for such Distribution Date will be made in the order set forth under “Description of the Certificates—Principal” in this free writing prospectus.

“Available Interest Funds” for any Distribution Date will equal the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of interest on the Deposited Underlying Certificates (other than any Underlying Yield Supplement Amounts).

“Available Principal Funds” for any Distribution Date will equal (i) the aggregate of all previously undistributed amounts received by the Trustee on or prior to such Distribution Date as distributions of principal on the Class 2-A-1 Deposited Underlying Certificates, reduced by (ii) the sum of the amounts described above under “—Expenses” that have not previously been paid by a reduction of Available Funds from the Deposited Underlying Certificates.

“Available Funds” for any Distribution Date will equal the sum of (i) Available Interest Funds for such Distribution Date and (ii) Available Principal Funds for such Distribution Date.

Interest

Pass-Through Rates. The classes of offered certificates will have the respective pass-through rates set forth on the cover page of this free writing prospectus.

Interest Entitlement. With respect to each Distribution Date, the “interest accrual period” will be the calendar month preceding the month of the Distribution Date. Each interest accrual period will be deemed to consist of 30 days. Interest will be calculated and payable on the basis of a 360-day year divided into twelve 30-day months.

On each Distribution Date, each class of certificates will be entitled to receive from Available Interest Funds an amount allocable to interest (as to each such class, the “Interest Distribution Amount”) with respect to the related interest accrual period. The Interest Distribution Amount for any class of certificates will equal the sum of (i) interest at the applicable pass-through rate on the related Class Certificate Balance immediately prior to that Distribution Date, and (ii) the sum of the amounts, if any, by which the amount described in clause (i) above on each prior Distribution Date exceeded the amount actually distributed as interest on such prior Distribution Dates, to the extent not subsequently distributed (“Unpaid Interest Amounts”). On each Distribution Date, the payment of the Interest Distribution Amount will not exceed, and will be paid solely from, the Available Interest Funds for the related interest accrual period.

If the interest entitlements of the Deposited Underlying Certificates are reduced as provided in the Underlying Agreement, the interest entitlements of the certificates for the corresponding interest accrual period will be reduced proportionately. A reduction in such interest entitlement may result from Relief Act Reductions or Debt Service Reductions (as defined in the Underlying Prospectus Supplement) or net prepayment interest shortfalls (as defined in the Underlying Prospectus Supplement). After the Distribution Date in February 2008, the interest entitlement of the Class A-R Certificates will be zero and any reduction in the interest entitlements of the Deposited Underlying Certificates will be allocated entirely to the Class A-1 Certificates. See “Description of the Certificates—Interest” in the Underlying Prospectus Supplement.

In the event that, on a particular Distribution Date, Available Interest Funds in the Distribution Account applied in the order described above under “—Priority of Distributions Among Certificates” are not sufficient to make a full distribution of the interest entitlements of the classes of certificates, interest will be distributed on each class of certificates pro rata based on the amount of interest each such class would otherwise have been entitled to receive in the absence of such shortfall. Any Unpaid Interest Amount will be carried forward and added to the amount holders of each such class of certificates will be entitled to receive on the next Distribution Date. Any Unpaid Interest Amount so carried forward will not bear interest.

Principal

On each Distribution Date, Available Principal Funds will be distributed to the classes of certificates in the following order:

1.	to the Class A-R Certificates, until its Class Certificate Balance is reduced to zero; and

2.	to the Class A-1 Certificates until its Class Certificate Balances is reduced to zero.

Residual Certificates. The Class A-R Certificates will remain outstanding for so long as the Issuing Entity shall exist, whether or not they are receiving current distributions of principal or interest. In addition to distributions of interest and principal as described above, on each Distribution Date, the holders of the Class A-R Certificates will be entitled to certain other distributions as set forth in the Trust Agreement. It is not anticipated that there will be any significant amounts remaining for that distribution.

Allocation of Realized Losses

On each Distribution Date, all Realized Losses (as defined in the Underlying Prospectus Supplement) that are allocated to the Class 2-A-1 Deposited Underlying Certificates (collectively, “Underlying Realized Losses”) will be allocated to the Class A-1 Certificates, until its Class Certificate Balance is reduced to zero.

Exhibit I:

Prospectus Supplement and Prospectus
for the Deposited Underlying Certificates, previously filed on EDGAR under file number 333-131662-18 and available online at:

http://www.sec.gov/Archives/edgar/data/906410/000095012406006337/v24482b5e424b5.txt

Exhibit II:

Supplement to the Prospectus Supplement and Prospectus
for the Deposited Underlying Certificates, previously filed on EDGAR under file number 333-131662-18 and available online at:

http://www.sec.gov/Archives/edgar/data/906410/000114420408009944/v103868_424b5.htm